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The information in the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No.'s 333-135176 to
333-135176-07

SUBJECT TO COMPLETION, DATED JUNE    , 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 21, 2006)

Willis North America Inc.
$300,000,000            % Senior Notes due 2016
Fully and unconditionally guaranteed by
Willis Group Holdings Limited

        Willis North America Inc. will issue $300,000,000 aggregate principal amount of senior notes that will mature on    , 2016 and bear interest at    % per annum.

        Interest on the notes is payable semi-annually in arrears on    and    of each year beginning    , 200            . The notes will rank equally with all existing and future unsecured, unsubordinated indebtedness of Willis North America Inc.

        The notes may be redeemed at the option of Willis North America Inc. in whole at any time or in part from time to time at a "make-whole" redemption price specified under "Description of Notes—Optional Redemption", plus accrued and unpaid interest, if any, to the redemption date.

        Payment of the principal of and interest on the notes is guaranteed by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited and Willis Group Limited, which collectively comprise substantially all of the direct and indirect parent entities of Willis North America Inc.

        Investing in these notes involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds to Willis North America Inc. (before expenses)%			$

        The underwriters expect to deliver the notes to purchasers through the book-entry system of The Depository Trust Company and through the facilities of Euroclear and Clearstream, Luxembourg on or about    , 2006.

Joint Book-Running Managers

Citigroup	JPMorgan

June    , 2006

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the notes. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

        We and the underwriters are not making an offer to sell the notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

        All references to "we," "our" or "us" in this prospectus supplement or the accompanying prospectus are to Willis Group Holdings Limited and its consolidated subsidiaries. All references to the "Issuer" and "Willis North America" in this prospectus supplement refer only to Willis North America Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. All documents filed (but not those that are furnished) by us to the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering will be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

        The following documents that we previously filed with the SEC are incorporated by reference into this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005 (except for Items 6, 7 and 8 which are incorporated by reference from our Current Report on Form 8-K filed on June 21, 2006);

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (except for Item 1 which is incorporated by reference from our Current Report on Form 8-K filed on June 21, 2006); and

  •
  Current Reports on Form 8-K filed on March 22, March 31, May 1, June 13, and June 21, 2006.

        We make available, free of charge through our website at www.willis.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Unless specifically incorporated by reference in this prospectus supplement, information on our website is not a part of the registration statement.

BERMUDA MONETARY AUTHORITY

        The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars.

        The Bermuda Monetary Authority and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement. Securities may be offered or sold in Bermuda only in compliance with the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda.

FORWARD-LOOKING STATEMENTS

        We have included in this prospectus supplement and the accompanying prospectus forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as:

  •
  changes in premium rates;

  •
  the competitive environment;

  •
  the actual cost of resolution of contingent liabilities;

  •
  general economic conditions in different countries around the world;

  •
  fluctuations in currency exchange rates and global equity and fixed income markets; and

  •
  other factors disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus.

        Although we believe that the expectations reflected in forward-looking statements are reasonable, we can give no assurance that those expectations will prove to be correct. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are qualified by reference to this cautionary statement.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors" in this prospectus supplement and our financial statements and the related notes incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision.

The Willis Group

        Willis Group Holdings Limited is the ultimate holding company for the Willis Group. We trace our history to 1828 and are one of the largest insurance brokers in the world.

        Willis Group Holdings Limited was incorporated in Bermuda on February 8, 2001 as an exempted company under the Companies Act 1981 of Bermuda, as amended, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom to Bermuda. We completed an initial public offering of approximately 16% of our shares in June 2001. In November 2001, May 2002, April 2003, February 2004 and November 2005 approximately 14%, 15%, 16%, 15% and 4% of our shares were publicly sold through secondary public offerings.

        Willis North America Inc. was incorporated in Delaware on December 20, 1928 and is a subsidiary of Willis Group Limited, which, in turn, is an indirect subsidiary of Willis Group Holdings Limited. Willis North America is a holding company for the operations of numerous subsidiaries in North America which are licensed insurance brokers. Willis North America's principal executive offices are located at 7 Hanover Square, New York, New York 10004, and its telephone number is (212) 344-8888.

        We provide a broad range of insurance brokerage and risk management consulting services to our worldwide clients. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are a recognized leader in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries.

        In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

        We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets and then execute the transactions at the most appropriate available price, terms and conditions for our clients. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses), to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurance risks for our own account.

        We and our associates serve a diverse base of clients located in more than 190 countries. These clients include major multinational and middle-market companies in a variety of industries, as well as public institutions and individual clients. Many of our client relationships span decades. With approximately 15,400 employees around the world and a network of about 300 offices in some 80 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients.

THE OFFERING

Issuer	Willis North America Inc.
Notes offered	$300,000,000 aggregate principal amount of senior notes due 2016.
Interest rate	The notes will bear an interest rate equal to % per annum.
Interest payment dates	Interest on the notes is payable on and of each year, beginning on , 200 .
Maturity	The notes will mature on , 2016.
Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000.
Ranking	The notes will be senior unsubordinated unsecured obligations of Willis North America Inc. and will:
• rank equally with all of its existing and future senior debt including its senior notes due 2010 and senior notes due 2015;
• be senior in right of payment to all of its future subordinated debt;
• be effectively subordinated to all of its future secured debt to the extent of the value of the assets securing such debt; and
• be guaranteed on a senior unsecured basis by the guarantors.

As of March 31, 2006, after giving effect to this offering, the total outstanding debt of Willis North America Inc., excluding unused commitments made by lenders, and after the application of the net proceeds, would have been $900 million.

Willis North America Inc. has only a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of subsidiaries of Willis North America Inc. have against those subsidiaries. Holders of the notes will only be creditors of Willis North America Inc., and not creditors of its subsidiaries. As a result, all the existing and future liabilities of Willis North America Inc.'s subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

The total balance sheet liabilities of the subsidiaries of Willis North America Inc. after giving effect to this offering and the application of the net proceeds from the offering as of March 31, 2006, excluding unused bank commitments and amounts due to Willis North America Inc., would have been $4.1 billion.
For more information on the ranking of the notes, see "Description of Notes—Ranking."
Redemption
The notes may be redeemed prior to maturity in whole at any time or in part from time to time, at the option of Willis North America Inc., at a "make-whole" redemption price. In the case of any such redemption, Willis North America Inc. will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see "Description of Notes—Optional Redemption."
Guarantees
Payment of principal and interest on the notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Group Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition Limited, TA IV Limited and Willis Group Limited, which collectively comprise substantially all of the direct or indirect parent entities of Willis North America Inc. Each guarantee will be:
• a general unsecured obligation of the applicable guarantor;
•
equal in ranking with any existing or future unsecured debt of such guarantor that is not expressly subordinated in right of payment to such guarantee, including such guarantor's guarantee of Willis North America Inc.'s senior notes due 2010 and senior notes due 2015;
• senior in right of payment to any existing or future debt of the applicable guarantor that is expressly subordinated in right of payment to such guarantee; and
• effectively subordinated to any existing or future secured debt of such guarantor to the extent of the value of the assets securing such debt.

As of March 31, 2006, after giving effect to the offering and the application of the net proceeds from the offering, the total outstanding debt of the guarantors in the aggregate would have been approximately $900 million.

For more information on the guarantee of the notes, see "Description of Notes—Guarantees."
Further issuances
Willis North America Inc. may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.
Use of proceeds	The net proceeds of the offering will be used for general corporate purposes including primarily funding requirements under our employee pension plans.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated financial data of Willis Group Holdings Limited presented below as of and for each of the years in the five-year period ended December 31, 2005 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited, which have been prepared in accordance with U.S. GAAP. The summary consolidated financial data presented below as of and for each of the three months ended March 31, 2005 and March 31, 2006 have been derived from the unaudited condensed consolidated financial statements of Willis Group Holdings Limited, which have been prepared in accordance with U.S. GAAP.

        The summary consolidated financial data presented below as of and for each of the five years ended December 31, 2005 should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2005 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Current Report on Form 8-K dated June 21, 2006, which are incorporated herein by reference. The summary consolidated financial data presented below as of and for each of the three months ended March 31, 2005 and March 31, 2006 should be read in conjunction with our unaudited condensed consolidated financial statements for the quarter ended March 31, 2006 and the related notes in our Current Report on Form 8-K dated June 21, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are both incorporated herein by reference.

        Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we do not include separate financial statements for Willis North America or any of the other guarantors in our periodic Exchange Act filings. We do include condensed consolidating financial information in our periodic Exchange Act filings that presents information for Willis Group Holdings Limited (on a stand-alone basis); the guarantors other than Willis Group Holdings Limited; Willis North America; and other subsidiaries of Willis Group Holdings Limited that are not guarantors. See note 18 to our audited consolidated financial statements for the year ended December 31, 2005 in our Current Report on Form 8-K dated June 21, 2006 and note 12 to our unaudited condensed consolidated financial statements for the quarter ended March 31, 2006 in our Current Report on Form 8-K dated June 21, 2006.

        The derived financial data presented below are stated in accordance with U.S. GAAP.

	Year ended December 31,					Three months ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	As adjusted(1)	As adjusted(1)	As adjusted(1)	As adjusted(1)	As adjusted(1)	As adjusted(1)
	($ in millions)
Statement of Operations Data
Total revenues	$1,424	$1,735	$2,076	$2,275	$2,267	$669	$671
Salaries and benefits	(743)	(887)	(1,086)	(1,218)	(1,384)	(393)	(348)
Other operating expenses	(308)	(341)	(369)	(391)	(405)	(125)	(105)
Regulatory settlements	—	—	—	—	(51)	(51)	—
Depreciation expense and amortization of intangible assets	(68)	(35)	(39)	(47)	(54)	(13)	(14)
Net gain on disposal of operations	17	13	11	11	78	—	—

Operating income	322	485	593	630	451	87	204
Interest expense, net	(82)	(65)	(53)	(22)	(30)	(6)	(9)
Premium on redemption of subordinated notes	—	—	—	(17)	—	—	—

Income before income taxes, equity in net income of associates and minority interest	240		420		540		591		421		81		195
Income taxes	(91)		(150)		(181)		(197)		(143)		(24)		(62)
Equity in net income of associates, net of tax	4		9		14		15		14		14		14
Minority interest, net of tax	(19)		(12)		(8)		(7)		(11)		(4)		(7)

Net income	$134		$267		$365		$402		$281		$67		$140

Balance Sheet Data (as of period end)
Total assets(2)	$8,926		$10,111		$10,914		$11,641		$12,194		$13,532		$13,997
Net assets	689		845		1,299		1,432		1,281		1,503		1,402
Total long-term debt	787		567		370		450		600		450		600
Common shares and additional paid-in capital	727		748		902		817		557		862		567
Total stockholders' equity	673		820		1,280		1,412		1,256		1,480		1,371
Other Financial Data
Capital expenditures	$40		$47		$57		$49		$32		$10		$12
Ratio of debt to total capitalization	54%		41%		22%		24%		32%		23%		30%
Ratio of earnings to fixed charges(3)	3.4	x	5.9	x	8.4	x	13.5	x	9.0	x	7.8	x	14.9	x

(1)
With effect from January 1, 2006, we adopted SFAS 123R, Share-based payment, using the modified-retrospective transition method. We also changed the methodology used to determine the market-related value of UK pension plan assets. Prior period financial data has been adjusted to reflect the retrospective application of these accounting policy changes.

(2)
As an intermediary, we hold funds in a fiduciary capacity for the account of third-parties, typically as a result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in accounts receivable and payable on the balance sheet. Investment income is earned on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which vary according to legal jurisdiction. These guidelines generally emphasize capital protection and liquidity. Fiduciary cash is not available to service our debt or for other corporate purposes.

(3)
These data show the consolidated ratio of earnings to fixed charges of Willis Group Holdings Limited or its predecessor for each of the five most recent fiscal years and for the three month periods ended March 31, 2005 and March 31, 2006. For the purposes of calculating the consolidated ratio of earnings to fixed charges, "earnings" are defined as income before income taxes, equity in net income of associates and minority interest plus "fixed charges" and dividends from associates. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of lease rentals.

RISK FACTORS

        You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus summary, and all of the other information herein and therein before making an investment decision. See "Risk Factors" beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2005.

Risks Related to the Notes

Because there is no established trading market for the notes, you may not be able to resell your notes.

        The notes will be registered under the Securities Act of 1933, as amended, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their notes; or

  •
  the price at which the holders would be able to sell their notes.

If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

        We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and may be limited during the offering of the notes. We cannot assure you that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

The Issuer, Willis North America, is a holding company and therefore depends on its subsidiaries to service its obligations under the notes and other indebtedness. The Issuer's ability to repay the notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

        The Issuer depends on its subsidiaries, which conduct the operations of our North American insurance brokerage business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the notes. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer's subsidiaries, may limit the Issuer's ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer's subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer's subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the notes offered hereby when due.

        Because the guarantors of the notes are all direct and indirect parent entities of the Issuer, the restrictions and constraints described above apply similarly to the guarantors' ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the notes.

U.S. federal and state statutes and applicable Bermuda and U.K. law may allow courts to subordinate, vary or void the guarantees. Federal, state and Bermuda statutes and U.K. law allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from guarantors.

        Willis North America Inc. is a Delaware corporation. Willis Group Holdings Limited is a Bermuda company. Each other guarantor is a company organized under the laws of England and Wales. Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        Similar issues arise under the law of Bermuda. The guarantee could itself be vulnerable if, among other possibilities, the guarantee was issued (a) for an improper corporate purpose (one that does not achieve a corporate benefit for the guarantor), (b) in breach of the fiduciary obligations of the directors of the guarantor or (c) for the purpose of defrauding creditors. Even if the guarantee was not itself vulnerable on one of the grounds referred to above, a payment under the guarantee could be vulnerable if, among other possibilities, the payment was made (a) at a time when the guarantor was insolvent and for the purpose of preferring a creditor, (b) without adequate consideration and for the purpose of removing assets from the reach of any person, (c) for an improper corporate purpose as above, (d) in breach of the fiduciary obligations of the directors of the guarantor or (e) for the purpose of defrauding creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair realizable value of all of its assets; or

  •
  the present fair realizable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature;

  •
  it could not pay its debts as they become due; or

  •
  in connection with certain Bermuda law doctrines, it was unable to pay its debts, taking into account contingent and prospective obligations.

        Additionally, under U.K. insolvency law, the liquidator or administrator of a company may apply to the court to void or vary a transaction entered into by such company at less than fair value, if such company was insolvent at the time of, or as a consequence of, the transaction and enters into a formal insolvency process within two years of the completion of the transaction. A transaction might be challenged if it involved a gift by the company or the company received consideration of significantly less value than the benefit given by such company. A court generally will not intervene if the company entered the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

        On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the guarantors in connection with this offering of notes, neither we nor the guarantors will be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the guarantors' business and that there are reasonable grounds for believing that this offering of notes will benefit the guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

USE OF PROCEEDS

        The net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $                              . We intend to use these net proceeds for general corporate purposes including funding requirements under our employee pension plans.

CAPITALIZATION

        The following table presents the consolidated capitalization of Willis Group Holdings Limited as of March 31, 2006 and as of March 31, 2006 on an as adjusted basis to give effect to the issuance of the notes offered by this prospectus supplement.

        You should read this table in conjunction with our audited consolidated financial statements for the year ended December 31, 2005 and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Current Report on Form 8-K dated June 21, 2006 and our unaudited condensed consolidated financial statements for the Quarter ended March 31, 2006 and related notes incorporated by reference from our Current Report on Form 8-K dated June 21, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

	As of March 31, 2006	As Adjusted, As of March 31, 2006
	($ in millions)
Debt:
Senior credit facility, revolving facility(1)	$—	$—
5.125% Senior Notes due 2010	250	250
5.625% Senior Notes due 2015	350	350
% Senior Notes due 2016	—	300

Total debt	$600	$900

Stockholders' equity:
Common shares, par value $0.000115 per share; 4,000 million shares authorized, 157,206,564 shares issued and outstanding
Additional paid-in capital	567	567
Retained earnings	1,050	1,050
Accumulated other comprehensive loss, net of tax	(238)	(238)
Treasury stock, at cost, 285,459 shares	(8)	(8)
Total stockholders' equity	1,371	1,371

Total capitalization	$1,971	$2,271

(1)
$300 million was available under our revolving credit facility as of March 31, 2006. As of March 31, 2006, no amounts available under this facility had been drawn. Willis North America, the borrower under the senior credit facility, will be the Issuer of the    % Senior Notes due 2016.

DESCRIPTION OF NOTES

        The following is a description of the particular terms of the notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities referred to as Willis North America senior debt securities that is set forth in the accompanying prospectus under "Description of Debt Securities." To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

        The notes will be issued under an indenture, dated as of July 1, 2005, among Willis North America Inc., the Guarantors and JPMorgan Chase Bank, N.A., as trustee, as supplemented by a supplemental indenture dated as of            , 2006. This indenture is referred to as the Willis North America senior indenture in the accompanying prospectus. In this section, we refer to the indenture, together with the supplemental indenture, as the "indenture." The following statements with respect to the notes are summaries of the provisions of the notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

        The Issuer, Willis North America, will issue $300 million of notes. As described under "—Further Issuances," under the indenture the Issuer can issue additional notes at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

        The notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under "—Book-Entry, Delivery and Form."

        The trustee, through its corporate trust office in New York City, will act as the Issuer's paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 4 New York Plaza, 15th Floor, New York, New York 10004. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

        The notes will not be entitled to the benefit of any sinking fund.

Payments

        The notes will mature on    , 2016.

        Interest on the notes is payable semi-annually in arrears on    and    of each year, beginning on                        , 200            . The Issuer will pay interest to those persons who were holders of record on the    or            immediately preceding the applicable interest payment date. Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

        The Issuer may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the previously issued notes of such series, including for voting purposes.

Ranking

        The notes will be:

  •
  unsubordinated unsecured obligations of the Issuer;

  •
  equal in ranking ("pari passu") with all the Issuer's existing and future senior debt, including its senior notes due 2010 and senior notes due 2015;

  •
  senior in right of payment to all the Issuer's future subordinated debt;

  •
  effectively subordinated to all the Issuer's existing and future secured debt to the extent of the value of the assets securing such debt; and

  •
  guaranteed on a senior unsecured basis by the Guarantors.

        As of March 31, 2006, after giving effect to this offering, the total outstanding debt of the Issuer, excluding unused commitments made by lenders, would have been $900 million.

        The Issuer only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of the Issuer's subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of the Issuer, and not of the Issuer's subsidiaries. As a result, all the existing and future liabilities of the Issuer's subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

        The total balance sheet liabilities of the Issuer's subsidiaries after giving effect to this offering and the application of the net proceeds from the offering as of March 31, 2006, excluding unused commitments and amounts due to the Issuer, would have been $4.1 billion.

        The Issuer's subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer's subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.

        The notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through subsidiaries. Therefore, Issuer's ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

        The Issuer's obligations under the indenture will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

  •
  a general unsecured obligation of the applicable Guarantor;

  •
  equal in ranking ("pari passu") with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such guarantor's guarantee of Willis North America Inc.'s senior notes due 2010 and senior notes due 2015;

  •
  senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

  •
  effectively subordinated to any existing or future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

        As of March 31, 2006, after giving effect to the offering and the application of the net proceeds from the offering, the total outstanding debt of the Guarantors in the aggregate would have been approximately $900 million, none of which would have constituted secured indebtedness and none of which would have constituted subordinated indebtedness.

        The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. Federal or state laws. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with generally accepted accounting principles.

Optional Redemption

        The Issuer may redeem the notes in whole at any time or in part from time to time, at the Issuer's option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed; and

  •
  the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus     basis points.

        In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to the redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

        "Reference Treasury Dealer" means (a) Citigroup Global Markets Inc., (b) J.P. Morgan Securities Inc. and (c)  [                                        ] that the Issuer appoints to act as a Reference Treasury Dealer from time to time, in each case and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Issuer shall substitute another primary dealer of U.S. government securities.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.

        "Treasury Rate" means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

        The Issuer will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes to be redeemed of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers' certificate delivered to the trustee no later than two business days prior to the redemption date. Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the notes to be redeemed or portions thereof called for redemption. If fewer than all of the notes to be redeemed are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called (i) if the notes to be redeemed are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the notes to be redeemed are not so listed, by such method as the trustee deems fair and appropriate.

Certain Covenants

  Limitation on Liens

        The indenture provides that Willis Group Holdings Limited shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, which we refer to in this prospectus supplement as an Initial Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Willis Group Holdings Limited that is owned, directly or indirectly, by Willis Group Holdings Limited or any of its subsidiaries, in each case whether owned at the date of the original issuance of the notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Willis Group Holdings Limited or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

  Limitation on Dispositions of Significant Subsidiaries

        The indenture provides that Willis Group Holdings Limited shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of, and will not permit any Significant Subsidiary to issue, any Capital Stock of any Significant Subsidiary of Willis Group Holdings Limited. Notwithstanding the foregoing limitation, (a) Willis Group Holdings Limited and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock to any subsidiary of Willis Group Holdings Limited, (b) any subsidiary of Willis

Group Holdings Limited may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities to Willis Group Holdings Limited or another subsidiary of Willis Group Holdings Limited, (c) Willis Group Holdings Limited and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such Capital Stock, if the consideration received is at least equal to the fair market value (as determined by the board of directors of Willis Group Holdings Limited acting in good faith) of such Capital Stock, and (d) the Issuer and its subsidiaries may sell, transfer or otherwise dispose of, and any Significant Subsidiary may issue, any such securities if required by law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, Willis Group Holdings Limited may merge or consolidate any of its Significant Subsidiaries into or with another one of its Significant Subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under "—Covenants, Consolidation, Merger or Sale of Assets."

Merger, Consolidation or Sale of Assets

        The Issuer or any of the Guarantors, without the consent of any holder of outstanding notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, providedthat:

          1.     the person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

            (a)   is organized (i) in the case of the Issuer, under the laws of any United States jurisdiction any state thereof or the District of Colombia; (ii) in the case of any Guarantor other than Willis Group Holdings Limited, under the laws of England and Wales; and (iii) in the case of Willis Group Holdings Limited, under the laws of any United States jurisdiction, any state thereof, Bermuda, England and Wales or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004; and

            (b)   expressly assumes the Issuer's or such Guarantor's obligations on the notes and under the indenture;

          2.     after giving effect to the transaction, no event of default shall have happened and be continuing; and

          3.     certain other conditions are met, including in the case of a consolidation with or merger into a person organized other than under the laws of Bermuda by Willis Group Holdings Limited or the conveyance, transfer or lease by Willing Group Holdings Limited of its properties and assets substantially as an entity to a person organized other than under the laws of Bermuda that Willis Group Holdings Limited shall have delivered, or have caused to be delivered, to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

Additional Amounts

        With respect to any payments made by a Guarantor that is organized other than under the laws of the United States of America, any State thereof or the District of Columbia, all payments made by the Guarantor under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus supplement as the Taxes, imposed or levied by or on behalf of the jurisdiction of organization of such Guarantor or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus supplement as a Taxing Jurisdiction, unless such Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

        If any Guarantor is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the notes, such Guarantor will pay such additional amounts, which we refer to in this prospectus supplement as Additional Amounts, as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

        The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the notes.

Events of Default

        Each of the following constitutes an event of default with respect to the notes under the indenture:

  •
  a default in payment of interest (including Additional Amounts) on any notes when due continued for 30 days;

  •
  a default in the payment of the principal of any notes at maturity;

  •
  a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than such series of notes) continued for 60 days after written notice from the trustee or the holders of 25% or more in principal amount of the notes outstanding, respectively;

  •
  a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

        If an event of default with respect to the notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from the events described in item (5), all outstanding notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to any notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, by written notice rescind and annul such acceleration under certain circumstances. See "Modification and Waiver" below.

        The Issuer must file annually with the trustee an officers' certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

        The indenture provides that the trustee, within 60 days after the occurrence of a default, will give by mail to all holders of the notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on any notes, the trustee shall be protected in withholding such notice if a committee of its trust officers in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

Modification and Waiver

        The modification and amendment provisions of the indenture described under "Description of Debt Securities—Modification and Waiver" will apply to the notes.

Satisfaction and Discharge of Indenture; Defeasance

        The discharge, defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities—Satisfaction and Discharge of Indenture; Defeasance" in the accompanying prospectus will apply to the notes.

Regarding the Trustee

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer's creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

        JPMorgan Chase & Co. ("JPMorgan") has entered into an agreement with The Bank of New York Company, Inc. ("BNY") pursuant to which JPMorgan intends to exchange portions of its corporate trust business, including municipal and corporate trusteeships, for BNY's consumer, small business and middle market banking business. This transaction has been approved by both companies' boards of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

SEC Reports and Reports to Holders

        The SEC reports and reports to holders provisions of the indenture described under "Description of Debt Securities—Reports by Parent Guarantor" in the accompanying prospectus will apply to the notes.

Book-Entry, Delivery and Form

        DTC, New York, NY, will act as securities depository for the notes. The notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

        DTC has informed us that DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

        Purchases of the notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

UNDERWRITING

        Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter's name.

Underwriter	Principal amount
Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.
[ ]

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Lloyds TSB is not a U.S. registered broker-dealer and, therefore, to the extent it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations promulgated under the Securities Exchange Act of 1934, as amended.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed    % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed    % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Willis North America
Per note		%

        In connection with the offering, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $[400,000].

        The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or certain of their affiliates have committed amounts to our $300 million revolving credit facility as lenders. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriter, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

VALIDITY OF NOTES AND GUARANTEES

        Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes and the guarantees for us. Cravath, Swaine & Moore LLP, New York, New York, is representing the underwriters in connection with this offering. Sullivan & Cromwell LLP and Cravath, Swaine & Moore LLP will rely as to all matters of Bermuda law in respect of the guarantee of Willis Group Holdings Limited and other matters of Bermuda law upon Appleby Spurling Hunter, Hamilton, Bermuda.

EXPERTS

        The financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated in this prospectus supplement by reference from the Company's Current Report on Form 8-K filed on June 21, 2006 and the related financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion and includes explanatory paragraphs relating to: the adoption of Statement of Financial Accounting Standard No. 123(R) and the change in method for determining the market related value of plan assets of the Company's UK defined benefit plan from a calculated method to the fair value method; (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting; and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Willis North America Inc.

              % Senior Notes due 2016

P R O S P E C T U S   S U P P L E M E N T

June     , 2006

Citigroup
JPMorgan
[              ]

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Willis North America Inc. $300,000,000 % Senior Notes due 2016 Fully and unconditionally guaranteed by Willis Group Holdings Limited
TABLE OF CONTENTS
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
BERMUDA MONETARY AUTHORITY
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Willis Group
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to the Notes
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF NOTES
UNDERWRITING
VALIDITY OF NOTES AND GUARANTEES
EXPERTS